Exhibit 99.1

                                                         Contact: Ronald A. Mayo
                                                         Phone: 303-563-6464



MediaNews Group, Inc.
Announces Proposed Issuance of $150 Million Senior Subordinated Notes

Denver, CO -- (BUSINESS WIRE) - January 14, 2004 -- MediaNews Group, Inc. (the "Company") today announced that it proposes to issue $150 million of Senior Subordinated Notes (the "2004 Notes"). The 2004 Notes will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, and the 2004 Notes may be sold outside of the United States in accordance with Regulation S under the Securities Act of 1933.

The Company currently intends to use the net proceeds of the sale of the 2004 Notes to repurchase or redeem its outstanding 8-5/8% Senior Subordinated Notes due 2011, which notes are subject to optional redemption by the Company commencing July 1, 2004. Pending such repurchase or redemption of such notes, the net proceeds of the sale of the 2004 Notes will be used to repay revolving credit borrowings, to invest in investment securities and/or for other working capital purposes.

The 2004 Notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such 2004 Notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

Forward Looking Statements

This announcement includes forward-looking statements. MediaNews Group, Inc. has based these forward-looking statements on its current expectations and projections about future events. Although MediaNews Group, Inc. believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct, including without limitation the success of the proposed offering and the intended use of proceeds. These forward-looking statements are subject to various risks, uncertainties and assumptions. MediaNews Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.